Exhibit 11.1

                              EMERGENT GROUP, INC.
                       COMPUTATION OF EARNINGS PER SHARE

                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1997        1996        1995
                                                  (In thousands, except per share data)
Income (loss) Applicable to Common Stock
  Income from continuing operations               $   11,253    $   10,095    $    4,581
  Income from discontinued operations             $       --    $       --    $   (3,924)
                                                  ----------    ----------    ----------
    Net Income                                    $   11,253    $   10,095    $      657
                                                  ==========    ==========    ==========

Basic Earnings Per Share Computation
  Weighted average number of shares
    outstanding during the year                    9,406,221     6,852,420     6,464,582
                                                  ==========    ==========    ==========

Per share amounts:
  Income from continuing operations               $     1.20    $     1.47    $     0.71
  Income from discontinued operations             $       --    $       --    $    (0.61)
                                                  ----------    ----------    ----------
    Net Income                                    $     1.20    $     1.47    $     0.10
                                                  ==========    ==========    ==========

Fully Diluted Earnings Per Share Computation
  Weighted average number of shares outstanding
    during the year                                9,406,221     6,852,420     6,464,582
  Dilutive effect of Common Stock options and
    warrants based on the average market price       192,590       247,454       203,610
                                                  ----------    ----------    ----------
                                                   9,598,811     7,099,874     6,668,192
                                                  ==========    ==========    ==========
Per share amounts:
  Income from continuing operations               $     1.17    $     1.42    $     0.69
  Income from discontinued operations             $       --    $       --    $    (0.59)
                                                  ----------    ----------    ----------
    Net Income                                    $     1.17    $     1.42    $     0.10
                                                  ==========    ==========    ==========